Exhibit 10.6

SOURCE AGRICULTURE CORP.

April 1, 2025

Roop Mundi

Dear Mr. Mundi,	PRIVATE AND CONFIDENTIAL

Re: Engagement with Source Agriculture Corp.

We are pleased to be able to confirm your engagement in the position of Chief Executive Officer and Director the terms and conditions set out in this letter. Please read this letter carefully, as, once signed by you, it will form a binding agreement between you Source Agriculture Corp. (“we” or the “Company”) with respect to your engagement (the “Agreement”).

Engagement Details

1. Term. We confirm that your engagement is effective on April 1, 2025 and will continue until terminated as provided herein.

2. Duties and Reporting. Reporting to the board of directors, you will perform those duties as are reasonably assigned to you by us that are within your skill and competencies. You will report fully, candidly and to the best of your ability on the affairs of the Company, the performance of your duties and material matters that may arise from time to time in accordance with reasonable business standards.

3. Performance. You will use your best efforts to promote the interests, goodwill and business of the Company and you will conduct yourself in a competent, professional, efficient and ethical manner in compliance with our policies and guidelines as disclosed to you from time to time. You will devote good faith and attention to your duties, and will comply with all applicable laws and lawful instructions and directions given to you from time to time by us.

Fees, Benefits and Expenses

4. Fees. Commencing on April 1, 2025, you will be entitled to receive a monthly consulting fee equal to $6,000 plus applicable taxes. No deductions from source shall be made on account of income taxes or employment insurance.

5. Stock Options. You will be entitled to receive 600,000 stock options (the “Options”), each Option exercisable to acquire one Common share in the capital of the Company for $0.10 per share for a period of five years. The Options will be granted at such time determined by the board of directors. The Options will be governed by the Company’s stock option plan in effect from time to time.

6. Expenses. We will reimburse you for all reasonable and documented out-of- pocket expenses that you incur during your engagement, provided that you first get written approval from us. For these expenses, you will provide us with appropriate statements and receipts verifying such expenses. We may set expense policies that you will be required to comply with, and we will notify you of these from time to time.

Termination

7. Termination by Us. You that we may terminate this Agreement at any time without notice or any further payment if you are in breach of any of the terms of this Agreement. We may also terminate this Agreement at any time at our sole discretion, upon providing to you 30 calendar days’ advance written notice of our intention to do so or payment of fees in lieu thereof.

8. Termination by You. You may terminate this Agreement at any time at your sole discretion upon providing to the Company 30 calendar days’ notice of your intention to do so. Upon receipt of such notice we may waive notice in which event this Agreement shall terminate immediately.

9. Survival. All obligations and rights that, by their nature, are intended to survive the actual or purported termination or expiry of this Agreement will so survive.

General

10. Waivers and Amendments. This Agreement may be amended, modified or superseded only by a written agreement between you and us. Failure or delay by either you or us to enforce compliance with any term or condition of this Agreement will not constitute a waiver of such term or condition.

11. Further Acts. You and we will, from time to time and at all times, do such further acts and execute and deliver all further deeds and documents as will be reasonably required in order to fully perform and carry out the terms of this Agreement.

12. Governing Law. This Agreement will be interpreted under and is governed by the laws of the Province of British Columbia and the laws of Canada that are applicable, and the courts of the Province of British Columbia will have exclusive jurisdiction to entertain any action arising under this Agreement and the parties hereby attorn to the jurisdiction of those courts.

13. Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. You and we agree to negotiate in good faith to agree to a substitute provision which will be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.

14. Entire Agreement; Interpretation; Counterparts. You acknowledge and agree that this Agreement contains the whole understanding between you and us regarding your engagement and supersedes and replaces all oral or written prior negotiations, representations or agreements. Your agreement to the terms and conditions in this Agreement have not been induced by, nor do you rely upon or regard as material, any representations or writings whatsoever not incorporated into or made a part of this Agreement. Any word in this Agreement is deemed to include the masculine, feminine, neuter, singular or plural form thereof as the context so required. The captions and headings used in this Agreement are for convenience only and do not constitute substantive matter and are not to be construed as interpreting the contents of this Agreement. The word “or” is not exclusive and the word “including” is not limiting (whether or not phrases such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto). This Agreement may be executed in counterparts, each of which will constitute an original and all of which taken together will constitute one and the same instrument, and delivery of the counterparts may be effected by means of a telecopied transmission. The reproduction of signatures by telecopied transmission will be treated as binding as if originals.

15. Independent Legal Advice. You acknowledge that we have afforded you sufficient time to obtain independent legal advice with respect to this Agreement, and that you have had a reasonable opportunity to do so prior to executing this Agreement.

If you are prepared to accept engagement with us as set out in this Agreement, please return one fully signed copy of this Agreement. We are delighted to offer you this position and look forward to your acceptance of this Agreement.

Yours truly,

SOURCE AGRICULTURE CORP.

/s/ Chris Mackay
Authorized Signatory

Consultant’s Agreement

/s/ Chris Grundling	)	/s/ Roop Mundi
Witness (Signature))		Consultant Signature (Signature)
)
Chris Grundling	)	Roop Mundi
Witness Name (please print))		Consultant Name (please print)

I have read, understood and agree with the foregoing. I have had a reasonable opportunity to consider the Agreement, and I accept engagement with Source Agriculture Corp. on the terms and conditions set out therein.

3